Exhibit 99.1

LogMeIn Names Edward K. Herdiech Chief Financial Officer

BOSTON, December 15, 2014 – LogMeIn, Inc. (NASDAQ: LOGM) today announced the promotion of Edward (Ed) K. Herdiech to chief financial officer (CFO) and treasurer, effective January 15th, 2015. Having joined LogMeIn in 2006, Herdiech currently serves as the company’s senior vice president of finance and principal accounting officer.

“Ed has played an important role in LogMeIn’s expansion and growth, including the company’s IPO, and has long been a highly valued member of our leadership team,” said Michael Simon, LogMeIn co-founder and CEO. “A proven leader of our finance organization, Ed brings unique experience to our company, as well as our Board of Directors. It’s a well-earned promotion, and we look forward to adding Ed’s leadership and complementary expertise to our executive team.”

“LogMeIn continues to be one of Massachusetts’ great technology success stories, and we believe we’re still early in this journey,” said Herdiech. “It has been an incredibly rewarding experience, and I look forward to helping our strong leadership team usher the company into its next chapter of growth and success.”

Current LogMeIn CFO Jim Kelliher has resigned from his position to pursue an executive role at a Boston-area technology startup. Kelliher, who has served as CFO since May 2006, will assist Herdiech during the transition.

“Jim played an instrumental role in LogMeIn’s early growth from a startup with $15 million in revenue to a publicly traded market leader with more than $200 million in revenue. He was a key driver behind our IPO, as well as our recent move to Boston,” added Simon. “We sincerely thank him for his leadership and foundational contributions to our continued success.”

About LogMeIn, Inc.

LogMeIn (NASDAQ:LOGM) transforms the way people work and live through secure connections to the computers, devices, data, and people that make up their digital world. The company’s cloud services free millions of people to work from anywhere, empower IT professionals to securely embrace the modern cloud-centric workplace, give companies new ways to reach and support today’s connected customer, and help businesses bring the next generation of connected products to market.

LogMeIn is headquartered in Boston’s Innovation District with offices in Australia, Hungary, India, Ireland, and the UK.

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Media contact:

Craig VerColen

press@logmein.com

+1-781-897-0696